Exhibit 2

TENDER AND VOTING AGREEMENT

      THIS TENDER AND VOTING AGREEMENT (this “Agreement”) is made and entered into as of August 13, 2003 by and between Quovadx, Inc., a Delaware corporation (“Parent”), and David J. Brailer (the “Stockholder”), a stockholder of CareScience, Inc., a Pennsylvania corporation (the “Company”).

RECITALS

      A. Parent, Carlton Acquisition Corp., a Pennsylvania corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), which provides for, among other things, (i) an offer by Parent (the “Offer”) to pay One Dollar and Forty Cents ($1.40) in cash and 0.1818 of a share of Common Stock, par value $0.01 per share, of Parent for each of the issued and outstanding shares of common stock, no par value, of the Company (“Company Common Stock”), and (ii) the merger of Merger Sub with and into the Company (the “Merger”) pursuant to which all outstanding shares of capital stock of the Company will be converted into the right to receive the consideration set forth in the Merger Agreement.

      B. The Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of shares of the outstanding capital stock of the Company and options to purchase such number of shares of capital stock of the Company as is indicated on the signature page of this Agreement.

      C. In consideration of the execution of the Merger Agreement by Parent, the Stockholder (in the Stockholder’s capacity as such) is hereby agreeing to tender and vote the Shares (as defined in Section 1(c) below) as described herein.

      NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

      1. Certain Definitions. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a) “Constructive Sale” means with respect to any security a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership.

(b) “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been terminated pursuant to Article IX thereof, (ii) such date and time as the Merger Agreement has been amended by the parties thereto to lower or change the form of the consideration set forth in the Offer Price or to the Cash Portion or the Stock Portion thereof (as such terms are defined in the Merger Agreement), (iii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, or (iv) January 31, 2004.

(c) “Person” shall mean any individual, corporation, limited liability company, general or limited partnership, trust, unincorporated association or other entity of any kind or nature, or any governmental authority.

(d) “Shares” shall mean (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock owned by the Stockholder as of the date hereof, and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which the Stockholder acquires ownership during the period from the date of this Agreement through the Expiration Date (including by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like).

(e) “Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, or the grant, creation or sufferage of a lien or encumbrance in or upon, or the gift, placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession or otherwise by operation of law) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership (as determined pursuant to Rule 13d-3 under the Exchange Act) thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

      2. Transfer of Shares.

(a) Transfer Restrictions. The Stockholder shall not cause or permit any Transfer of any of the Shares to be effected; provided, however, that nothing in this Agreement shall prohibit (i) the Stockholder from exercising options to purchase shares of Company Common Stock (including by paying the exercise price of such options by the delivery of shares of Company Common Stock if and to the extent permitted by, and in accordance with, the terms of the stock option plan and agreement applicable thereof), (ii) the Transfer of Shares pursuant to the laws of testamentary or intestate succession or otherwise involuntarily Transferred by operation of law, and (iii) any Transfer of Shares whereby each Person to which any of such Shares, or any interest in any of such Shares, is or may be Transferred shall have: (i) executed a counterpart of this Agreement, and (ii) agreed in writing to hold such Shares (or interest in such Shares) subject to all of the terms and provisions of this Agreement.

(b) Transfer of Voting Rights. The Stockholder shall not deposit (or permit the deposit of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of the Stockholder under this Agreement with respect to any of the Shares as contemplated by Sections 3 and 4.

      3. Agreement to Vote Shares.

(a) The Stockholder agrees that during the period commencing on the date hereof and continuing until the Expiration Date, and except as otherwise agreed to in writing by the Parent, at every meeting of the stockholders of the Company called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Company, the Stockholder (in the Stockholder’s capacity as such) shall, or shall cause the holder of record on any applicable record date to, vote the Shares (other than any options, warrants and other rights to acquire shares of Company Common Stock, included in the definition of “Shares” but which have not been exercised prior to the relevant record date):

(i) in favor of the adoption of the Merger Agreement, and in favor of each of the other actions contemplated by the Merger Agreement;

(ii) against approval of any proposal made in opposition to, or in competition with, consummation of the Offer, the Merger or any other transactions contemplated by the Merger Agreement; and

(iii) against any of the following actions (other than those actions that relate to the Offer, the Merger and any other transactions contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company or any subsidiary of the Company with any party, (B) any sale, lease or transfer of any significant part of the assets of the Company or any subsidiary of the Company, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any subsidiary of the Company, (D) any material change in the capitalization of the Company or any subsidiary of the Company, or the corporate structure of the Company or any subsidiary of the Company, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially adversely affect the Offer, the Merger or any other transactions contemplated by the Merger Agreement.

(b) In the event that a meeting of the stockholders of the Company is held, the Stockholder shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause the Shares (other than any options, warrants and other rights to acquire shares of Company Common Stock, included in the definition of “Shares” but which have not been exercised prior to the relevant record date) to be counted as present thereat for purposes of establishing a quorum.

(c) The Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 3.

      4. Agreement to Tender. The Stockholder shall validly tender and shall not withdraw (or cause the record owner of such shares to validly tender) the Stockholder’s Shares pursuant to and in accordance with the terms of the Offer and this Section 4. Not later than the fifth business day after commencement of the Offer pursuant to Section 1.1 of the Merger Agreement and Rule 14d-2 under the Exchange Act and the receipt by the Stockholder of the relevant Offer Documents, the Stockholder shall (i) deliver to the depositary designated in the Offer, (A) a letter of transmittal with respect to the Shares complying with the terms of the Offer and in the form delivered to the Stockholder pursuant to the Offer, (B) certificates representing the Shares, and (C) all other documents or instruments required to be delivered pursuant to the terms of the Offer, and/or (ii) instruct its broker or such other person who is the holder of record of any Shares beneficially owned by the Stockholder to tender such Shares for exchange in the Offer pursuant to the terms and conditions of the Offer. Until the termination of the Offer or the Expiration Date, the Stockholder shall not tender the Shares into any exchange or tender offer commenced by a third party other than Parent, Merger Sub or any other subsidiary of Parent. Parent acknowledges and agrees that this Agreement shall not be binding upon Stockholder in the event the Merger Agreement is amended by the parties thereto to lower or change the form of consideration set forth in the Offer Price or the Cash Portion or the Stock Portion thereof (as such terms are defined in the Merger Agreement) and otherwise shall not be binding upon Stockholder on and after the Expiration Date.

      5. Agreement Not to Exercise Dissenters Rights. The Stockholder shall not exercise any rights (including, without limitation, under the Pennsylvania Business Corporation Law) to demand fair value of any Shares in accordance with Subchapter D of Chapter 15 or Subchapter E of Chapter 25 of the Pennsylvania Business Corporation Law, that may arise with respect to the Merger.

      6. Irrevocable Proxy; Power of Attorney. The Stockholder hereby revokes any and all prior proxies or powers of attorney in respect of any of the Stockholder’s Shares and constitutes and appoints Merger Sub and Parent, or any nominee of Merger Sub and Parent, with full power of substitution and resubstitution, at any time prior to the Expiration Date, as the Stockholder’s true and lawful attorney and proxy (the Stockholder’s “Proxy”), for and in the Stockholder’s name, place and stead, to vote each of such Shares (other than any options, warrants and other rights to acquire shares of Company Common Stock included in the definition of “Shares” but which have not been exercised prior to the date for such vote or consent) as the Stockholder’s Proxy solely as to the matters described in Section 3 hereof, and to exercise all voting, consent and similar rights of the Stockholder with respect to the Shares at every annual, special, adjourned or postponed meeting of stockholders of the Company, at which any proposal described in Section 3 hereof is considered, including the right to sign the Stockholder’s name (as stockholder) to any written consent, certificate or other document in lieu of any such meeting that Pennsylvania law may permit or require; provided, however, that without limiting the foregoing, in the exercise of any such vote or other action pursuant to such Proxy, neither the Parent, Merger Sub or any nominee of Parent and Merger Sub shall in any event have the right (and such Proxy shall not confer the right) to vote against the Merger, to vote to reduce the Offer Price or Merger Consideration or otherwise modify or amend the Merger Agreement to reduce the rights or benefits of the Company or any stockholders of the Company (including the Stockholder) under the Offer or the Merger Agreement or to reduce the obligations of Parent thereunder; and provided, further, that the Proxy granted pursuant to this Section 6 shall irrevocably cease and shall be of no further force or effect upon (i) any material breach by Parent of any of its obligations under Section 1.1 of the Merger Agreement, provided that ten (10) business days have passed following Parent’s receipt of written notice from the Stockholder of such material breach in sufficient detail and that Parent shall have failed to cure such breach, or (ii) the termination of the Merger Agreement or this Agreement in accordance with their respective terms.

      THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE TO THE FULLEST EXTENT PERMITTED BY LAW AND COUPLED WITH AN INTEREST PRIOR TO THE EXPIRATION DATE.

      7. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, and neither Parent nor Merger Sub shall have any authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Shares, except as otherwise provided herein.

      8. Representations and Warranties of the Stockholder.

(a) Power; Binding Agreement. The Stockholder has full legal capacity, power and authority to execute and deliver this Agreement and the Proxy, to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby to be consummated by the Stockholder. This Agreement has been duly executed and delivered by the Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms.

(b) No Conflicts. Subject to compliance with applicable antitrust and securities laws, the execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not, require the Stockholder to obtain any consent, approval, authorization or permit of, or filing by the Stockholder with or notification by the Stockholder to, any governmental or regulatory authority. None of the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder or the consummation by the Stockholder of the transactions contemplated hereby will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement, or other instrument or obligation of any kind to which the Stockholder is a party or by which the Stockholder or any of the Stockholder’s properties or assets may be bound, or (ii) violate any order, writ, injunction, decree, judgment, order, statute, rule, or regulation applicable to the Stockholder or any of the Stockholder’s properties or assets, except for violations, breaches or defaults that individually or in the aggregate would not imperil the ability of the Stockholder to perform the Stockholder’s obligations under this Agreement.

(c) Ownership of Shares. The Stockholder (i) is the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of the shares of Company Common Stock indicated on the signature page of this Agreement, all of which are free and clear of any liens, adverse claims, charges, security interests, pledges or options, proxies, voting trusts or agreements, understandings or agreements, or any other rights or encumbrances whatsoever (“Encumbrances”) (except any Encumbrances arising under securities laws or arising under this Agreement), (ii) is the owner of options that are exercisable for the number of shares of Company Common Stock indicated on the signature page of this Agreement, all of which options and shares of Company Common Stock issuable upon the exercise of such options are free and clear of any Encumbrances (except any Encumbrances arising under securities laws or arising hereunder), and (iii) does not own, beneficially or otherwise, any securities of the Company other than the shares of Company Common Stock, options to purchase shares of Company Common Stock, and shares of Company Common Stock issuable upon the exercise of such options, as indicated on the signature page of this Agreement.

(d) Voting Power. The Stockholder has or will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth herein, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

(e) No Purchase in Contravention of Section 16. The Stockholder has not purchased any shares of Company Common Stock or entered into any transaction, and shall not purchase any shares of Company Common Stock or enter into any transaction prior to the tender of any Shares pursuant to the terms of the Offer, that, after giving effect to the tender of any Shares pursuant to the terms of the Offer, would require a disgorgement of any profit by the Stockholder with respect to such Shares pursuant to Section 16(b) of the Securities Act of 1933, as amended.

(f) No Finder’s Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission payable by the Stockholder in connection with the transactions contemplated by the Merger Agreement or this Agreement based upon arrangements made by or on behalf of the Stockholder (in the Stockholder’s capacity as a stockholder of the Company).

(g) Reliance by Parent. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

      9. Certain Restrictions. From the date of this Agreement until the Expiration Date, the Stockholder shall not, directly or indirectly, take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect.

      10. Disclosure. The Stockholder shall permit Parent to publish and disclose in all documents and schedules filed with the Securities and Exchange Commission, and any press release or other disclosure document that Parent determines to be necessary or desirable in connection with the Merger and any transactions related to the Merger, the Stockholder’s identity and ownership of Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement.

      11. Consents and Waivers. From the date of this Agreement until the Expiration Date, the Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which the Stockholder is a party or pursuant to any rights the Stockholder may have.

      12. Further Assurances. Subject to the terms and conditions of this Agreement, the Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Stockholder’s obligations under this Agreement. The Stockholder shall not at any time make any public statement opposing or that could be interpreted to be opposing the Offer.

      13. Legending of Shares. From the Date of this Agreement until the Expiration Date, if so requested by Parent, the Stockholder agrees that the Shares shall bear a legend stating that they are subject to this Agreement and the Proxy.

      14. Termination. Except for Parent’s obligation in Section 15 hereof, this Agreement and the Proxy shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 14 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of either party hereto, for any breach of this Agreement prior to the expiration hereof.

      15. Rule 144 Availability. Following the acceptance of the Offer by Parent and the successful consummation of the Merger, Parent shall continue to keep adequate current public information available within the meaning of Rule 144(c) under the Securities Act to permit Stockholder upon compliance with the other requirements of Rule 144 to make sales of such Parent Common Stock pursuant to Rule 144.

      16. Miscellaneous.

(a) Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which will remain in full force and effect. In the event any court of competent jurisdiction or other authority holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith and execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision.

(b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors (including, without limitation, successors by virtue of any testamentary or intestate succession) and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned, by operation of law or otherwise, by either of the parties without prior written consent of the other.

(c) Amendments; Waiver. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

(d) Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of the Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

(e) Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

If to Parent:

Quovadx, Inc.
6400 South Fiddler’s Green Circle
Suite 1000
Englewood, California 80111
Facsimile: (720) 554-1786
Attn: Linda K. Wackwitz

with copies to:

Wilson Sonsini Goodrich & Rosati,
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Attention: Arthur F. Schneiderman, Esq.
Steve L. Camahort, Esq.
Telecopy No.: (650) 493-6811

If to the Stockholder:

David J. Brailer
2686 Union Street
San Francisco, CA 94123
Email: david@brailer-rhoa.com

with a copy to:

Ballard Spahr Andrews and Ingersoll, LLP
1735 Market Street, 51st Floor
Philadelphia, PA 19103
Facsimile: (215) 864-8999
Attn: Raymond D. Agran, Esq.

(f) No Waiver. The failure of either party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other party with its obligation under this Agreement, and any custom or practice of the parties at variance with the terms of this Agreement, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance.

(g) No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies.

(h) Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without reference to rules of conflicts of law.

(i) Submission to Jurisdiction. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Chancery Court. The parties hereto hereby (i) submit to the exclusive jurisdiction of Delaware Chancery Court for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts; provided, however, that such consent to jurisdiction is solely for the purpose referred to in this paragraph (i) and shall not be deemed to be a general submission to the jurisdiction of said court or in the State of Delaware other than for such purposes.

(j) Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(k) Entire Agreement. This Agreement and the Merger Agreement (including the Offer Documents) constitute the entire understanding of the parties hereto in respect of the subject matter hereof, and supersede all prior negotiations, agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

(l) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the parties hereto as closely as possible in a mutually acceptable manner.

(m) Interpretation.

(i) Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

(ii) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

(n) Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the expenses.

(o) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

(p) No Obligation to Exercise Options. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall obligate the Stockholder to exercise any option or other right to acquire shares of Company Common Stock such Stockholder has or may have.

(q) Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require the Stockholder to attempt to) limit or restrict the Stockholder from acting in the Stockholder’s capacity as a director or officer of the Company or from voting, in the Stockholder’s capacity as a director or officer of the Company, in the Stockholder’s sole discretion on any matter (it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a stockholder of the Company and that at present Stockholder is neither an officer nor a director of the Company).

[Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

PARENT: By: /s/ GARY T. SCHERPING Name: Gary T. Scherping Title: Executive Vice President	STOCKHOLDERS:
DAVID J. BRAILER
Signature: /s/ DAVID J. BRAILER
Name: David J. Brailer
Shares beneficially owned:
1,723,096 shares of Company Common Stock
10,000 shares of Company Common Stock
issuable upon exercise of outstanding options
IRREVOCABLE GENERATION SKIPPING
TRUST (FAMILY TRUST)
OF DAVID J. BRAILER
DATED JUNE 1, 2000
By: /s/ MATTHEW F. RHOA
Matthew F. Rhoa, Trustee
Shares Beneficially Owned: 360,789 shares
of Common Stock
GRANTOR RETAINED ANNUITY TRUST
OF DAVID J. BRAILER, GRANTOR,
AND DAVID J. BRAILER AND
J.P. MORGAN TRUST CO., N.A.,
TRUSTEES DATED MARCH 19, 2003
By: /s/ DAVID J. BRAILER
David J. Brailer, Trustee
Shares Beneficially owned: 372,920 shares
of Common Stock

* * * * TENDER AND VOTING AGREEMENT * * * *

MATTHEW F. RHOA, AS CUSTODIAN FOR PRESTON RHOA BRAILER UNDER THE PENNSYLVANIA UNIFORM TRANSFERS TO MINORS ACT
By: /s/ MATTHEW F. RHOA
----------------------------------------------
Matthew F. Rhoa, Custodian
Shares Beneficially Owned: 12,800 shares of Common Stock

* * * * TENDER AND VOTING AGREEMENT * * * *